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                   Schedule 14A Information
                      Proxy Statement
              Pursuant to Section 14(a) of the
              Securities Exchange Act of 1934
                   (Amendment No. ____)



Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[  ]   Preliminary Proxy Statement
[  ]   Confidential for the Use of the Commission Only (as permitted by Rule 14a-6(c)(21)
[  ]   Definitive Proxy Statement
[  ]   Definitive Additional Materials
[X ]   Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12




                              ERLY INDUSTRIES INC.
                              --------------------
                 (Name of Registrant as Specified In Its Charter)


                              ERLY INDUSTRIES INC.
                              --------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X ]   No fee required.
[  ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
       and 0-11.

   1.  Title of each class of securities to which transaction applies:

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   2.  Aggregate number of securities to which transaction applies:

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   3.  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11, set forth the amount on which the filing fee is calculated and state how it was determined:

       ---------------------------------------------------------------------

   4.  Proposed maximum aggregate value of transaction:

       ---------------------------------------------------------------------

   5.  Total fee paid:

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[  ]  Fee paid previously with preliminary materials.


[  ]  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


   1) Amount Previously Paid:

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   2) Form, Schedule or Registration Statement No.:

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   3) Filing Party:

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   4) Date Filed:

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                           ERLY INDUSTRIES INC.
                      10990 WILSHIRE BOULEVARD, #1800
                       LOS ANGELES, CALIFORNIA  90024


August 19, 1997


Dear Fellow Shareholder:

We have been notified that Noble Trenham and his firm, First Global Securities, Inc., of Pasadena, California, and Nanette Kelley and her companies, The Powell Group and Farmers Rice Milling Company, of Baton Rouge, Louisiana, are attempting to take control of ERLY.

They intend to solicit votes from shareholders to remove all of the current directors and replace them with their own slate of directors. You will be hearing more on this prior to the annual meeting of shareholders on September 26--presumably from the Trenham Group and certainly from us, the management of your Company.

We urge you: DO NOT SIGN ANY CONSENT FORM OR PROXY MATERIALS THAT MAY
BE SENT TO YOU BY THE TRENHAM GROUP until you have received from the Company - and had time to consider - a notice of the annual meeting of shareholders, a proxy statement, a proxy card, and the 1997 Annual Report. You can expect to receive these materials shortly.

Mr. Trenham and his firm own twelve shares of stock of ERLY. Ms. Kelley and her company own 3.8% of the outstanding shares of ERLY which they purchased several months ago with Mr. Trenham's assistance. Ms. Kelley's company has agreed to pay Mr. Trenham's firm $505,000 plus expenses if they succeed in removing the current directors of ERLY.

The current officers and directors of ERLY have made significant personal investments totaling approximately 38% of the outstanding shares of ERLY. The current directors of ERLY are Doug Murphy, Bill Burgess, Bill McFarland, Al Wiener and myself, Gerry Murphy. During the years in which I have had the privilege of serving as chief executive officer of ERLY, it has grown from first-year sales of $5 million to current annual sales of over $600 million.

This is not the first time that Mr. Trenham has attempted to take control of ERLY. In 1989, he, First Global Securities, Inc., Mark Hungerford and Gary Driggs (who is supporting the Trenham Group's current takeover effort based on documents we have obtained), with collective share holdings of approximately 5% at the time, planned, but quickly abandoned, a proxy contest for election of directors. Before that, in 1987, Mr. Trenham was sued by the United States Securities and Exchange Commission and was permanently enjoined by the United States District Court from violating federal securities laws as a result of actions relating to at least eight other publicly-held companies. Since then, in 1994, Mr. Driggs, the former head of Arizona's second-largest thrift, Western Savings, was indicted on federal charges of fraud, conspiracy and misapplication of funds stemming from the collapse of that thrift in 1989. He pleaded guilty to two felony counts in July 1995.

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In furtherance of the Trenham Group's efforts to gain control of the
Company and to discredit current management, Ms. Kelley and her company recently filed a lawsuit against me and my son, Doug. We believe that there is no merit to this recent lawsuit and that its sole purpose is tactical, namely, to attempt to malign current management as part of the Trenham Group's renewed effort to take control of the Company for their own benefit.

Here are a few additional issues you may wish to think about when you read the paperwork we expect you to receive from the Trenham Group:

   1. They plan to spend $750,000 in connection with their takeover attempt and, if they win control of ERLY, will have ERLY reimburse them for their expenditures without even asking for shareholder approval. Most of that money, $505,000 plus expenses, will go to Mr. Trenham's firm. Your Company cannot afford that kind of expenditure, not to mention the impact that payment would have on earnings and stock value.

   2. They intend to install Ms. Kelley as chief executive officer and John Spain (one of Ms. Kelley's employees) as managing director of ERLY if they win control. Until two years ago, Mr. Spain was manager of a television station in Baton Rouge. He has never run a company like ERLY. Ms. Kelley, who is 38 years old, inherited her family-owned company following the death of her father a few years ago. She also has never run a company like ERLY.

   3. They have said they may dispose of part of the ERLY business, relocate its rice business from Houston, Texas, to Baton Rouge, Louisiana, and may combine ERLY's operations with Ms. Kelley's company's rice-milling subsidiary. The success of ERLY, like that of all companies, is totally dependent on the skill, experience, and dedication of its people and the relations of its people with customers and suppliers.

We will shortly seek your continued support by asking for your proxy for the annual meeting. We will have more to say in our proxy statement on the Trenham Group and their qualifications (or lack thereof) to run a $600 million, international, diversified, publicly traded agribusiness. In the meantime, we hope you will ignore the rhetoric of the Trenham Group and resist their solicitation until you have had time to consider what is truly in your best interests as a shareholder of ERLY Industries.


    Sincerely,


/S/ Gerald D. Murphy
    ----------------
    Gerald D. Murphy
    Chairman and Chief Executive Officer